Exhibit 99.3

April 2026 USA RARE EARTH + SERRA VERDE: THE GLOBAL LEADER IN RARE EARTHS

2 © 2026 USA Rare Earth. All rights reserved. DISCLAIMER Forward Looking Statements This Presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to the proposed acquisition of Serra Verde Group (“SVG”), the expected timing and completion of the acquisition, the expected benefits of the acquisition including anticipated financial results and synergies, projections regarding SVG’s production of total rare earth oxide equivalent and generation of EBITDA, the integration of SVG’s operations, projections and run - rate information regarding the combined company’s EBITDA, and the combined company’s ability to achieve positive cash flow, our anticipated operating and financial performance; our business plans, strategy, goals and prospects; our plans for and prospects of our other acquisitions, investments and other business development activities, including the announced SVG, Carester and TMRC transactions; our plans for capital raising activities, including from the U.S. government; and our ability to successfully capitalize on growth opportunities and prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “will,” “may,” “could,” “should,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “predict”, “intend,” “plan,” “believe,” “aim,” “build,” “continue”, “potential”, “vision,” and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking. Forward - looking statements are subject to risks and uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from our expectations, including without limitation: risks that proposed transactions with SVG, Carester and TMRC may not be consummated on their anticipated timelines or at all; we may not realize the anticipated benefits of our proposed and prior acquisitions, including expected synergies, financial performance, estimated EBITDA and, in the case of Serra Verde, integration of operations, on the anticipated timeline or at all; the ability of our Stillwater magnet manufacturing facility to commence commercial operations on the timing and with the production capacity anticipated or at all; our limited operating history; our ability to commercially extract minerals from the Round Top deposit on our anticipated timeline or at all; risks that we may experience delays, unforeseen expenses, increased capital costs, and other complications while developing our projects; our ability to raise necessary capital on acceptable terms or at all; potential dilution to existing stockholders and adverse effect on our stock price if we issue additional common stock or equity - linked securities; the volatility of our stock price; our ability to enter into definitive agreements for the proposed U.S. Government financing, which is subject to conditions precedent and final government approvals, on the anticipated terms or at all and, if executed, to satisfy the milestones and other conditions of such financing, which could impose conditions to access such financing over a period of time; the availability of rare earth oxide, metal feedstock and other materials, utilities (including power and water) and equipment in quantities and prices that allow us to develop and commercially operate our Stillwater facility and other facilities; our ability to meet individual customer specifications and produce a consistently high quality product; fluctuations in demand for and prices of neo magnets and our other products, including without limitation as a result of dumping, predatory pricing and other tactics by the Company’s competitors or state actors or the overall competitive environment; our ability to achieve positive cash flow or profitability or the ability to access cash flow within our corporate structure due to restrictions contained in our financing agreements; our ability to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our neo magnets and other products into definitive orders; geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China, the United States or other countries in which we operate or sell products or otherwise; war, terrorism, natural disasters or public health emergencies; our ability to retain or recruit key personnel; environmental, health and safety regulations; and our ability to comply with requirements for federal, state and local government incentives and financing. Additional risks and detailed information regarding factors that may cause actual results to differ materially has been and will be included in the Company’s filings with the SEC, including the Company’s most recently filed Annual Report on Form 10 - K and any subsequent Quarterly Reports on Form 10 - Q and subsequent filings. Any forward - looking statements speak only as of the date of this press release (or such other date as is specified in such statements), and the Company undertakes no obligation to update any forward - looking statements as a result of new information or future events or developments. Management's Estimates Certain information contained in this Presentation, including the Company’s growth forecasts, relate to or is based on a number of internal and third - party estimates and resources, including, without limitation, third party reports and the experience of the Company’s management team across the industries. While the Company believes its assumptions and the data underlying its estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting such assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. In addition, the novelty of the markets for the Company’s products may make the Company’s assumptions and estimates more uncertain. As a result, the Company’s growth forecasts for its products are subject to significant uncertainty and may prove to be incorrect. If third - party or internally generated data prove to be inaccurate or the Company makes errors in its assumptions based on that data, the Company’s future growth opportunities and sales growth may be impaired, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations. You should conduct your own investigation and analysis of the Company, its business, prospects, results of operations and financial condition. In furnishing this information, the Company and its affiliates, representatives and advisors do not undertake any obligation to provide you with access to any additional information (including forward - looking information and any projections contained herein) or to update or correct the information. Use of Projections; Financial, Capacity and Production Targets; Non - GAAP Financial Measures Certain information and conclusions set forth in this Presentation are based on projections. Actual results may differ materially from those indicated in the forward - looking statements because the realization of those results is subject to many uncertainties, including economic conditions, the impact on the Company’s business of the regulatory environment and other factors, some of which are described more fully in the Company’s most recent Annual Report on Form 10 - K and other filings with the SEC. Investors should be aware that projections are subject to many risks and uncertainties and may be materially different from actual results. Each investor must conduct and rely on its own evaluation, including of the associated risks, in making an investment decision. This Presentation contains projected financial, capacity and production information with respect to the Company, including, without limitation, the Company’s projected EBITDA, capacity and production for future years. Such projected financial, capacity and production information constitutes forward - looking statements and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying the Company’s projected financial information are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial, capacity and production information. Actual results may differ materially from the results contemplated by the projected financial, capacity and production information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved. Further, these financial, capacity and production measures have not been independently verified by the Company or any third - party and should be considered estimates by recipients of this Presentation. As a result, recipients of this Presentation are heavily cautioned not to place undue reliance on the Company’s estimates of the target financial, capacity or production measures. The Company’s independent auditor has not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. Some of the financial information and data contained in this Presentation, such as EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. The Company believes these non - GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. The Company’s method of determining these non - GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of these non - GAAP measures to assess its financial performance. Management does not consider these non - GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP . The principal limitation of these non - GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements . In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non - GAAP financial measures . The Company cannot reconcile its expected EBITDA included in this Presentation without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted as this time . Industry and Market Data ; Trademarks Certain information contained in the Presentation relates to or is based on studies, publications, statistics and surveys from third - party sources, and on the Company’s own internal estimates and research. In addition, all of the market data included in this Presentation involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. While the Company believes that the third - party sources and its internal research are reliable, such sources and research have not been verified by any independent source. Any data on past performance or modeling contained herein is not an indication as to future performance. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to such industry and market data. The information contained in the third - party citations referenced in this Presentation is not incorporated by reference into this Presentation. This Presentation may include trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners . The inclusion of particular trademarks, service marks, trade names and copyrights of other companies is not intended to, and does not, imply a relationship with the Company or the Company’s endorsement or sponsorship . The Company owns or has rights to various trademarks, service marks, trade names and copyrights in connection with the operation of its business which are also included in this Presentation . Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the ℠, ©, or ® symbols, but the Company will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights .

3 © 2026 USA Rare Earth. All rights reserved. TODAY’S SPEAKERS Chief Executive Officer USA Rare Earth BARBARA HUMPTON THRAS MORAITIS Chief Executive Officer Serra Verde Group Incoming President USA Rare Earth ROBERT STEELE Chief Financial Officer USA Rare Earth

4 © 2026 USA Rare Earth. All rights reserved. OVERVIEW OF USA RARE EARTH ACQUISITION OF SERRA VERDE • 100% acquisition of the Serra Verde Group (“Serra Verde”), owner of the Pela Ema mine in Brazil, which is the only scaled producer of all four magnetic rare earth elements (“REEs”) outside Asia • Consideration mix will consist of $300mm in cash and 126.849mm shares of USA Rare Earth (“USAR”) stock, which at USAR’s closing share price of $19.95 as of Friday, April 17, 2026, implies an equity value of ~$2.8bn for Serra Verde • USAR’s and Serra Verde’s shareholders will own ~66% and ~34% of the combined company, respectively Delivers a One - Of - A - Kind Asset at a Compelling Valuation • Accelerates USAR’s fully - integrated mine - to - magnet value chain, creating a global leader with best - in - class capabilities across mining, processing, separation, metallization and magnet making with broad - based support from the U.S. Government (“USG”) and Allies • Serra Verde is expected to deliver $550 - $650mm of annualized run - rate EBITDA by the end of 2027 1 ; the combined company is expected to generate ~$1.8bn of EBITDA in 2030E • Further strengthens USAR’s already robust balance sheet – pro forma financial liquidity is expected to be ~$3.2bn 2 Creates a Global Leader Spanning the Full Rare Earth Value Chain • Further strengthens USAR’s relationship across multiple USG agencies, including the U.S. Department of Commerce 2 (“DOC”), the U.S. Department of Energy, the U.S. International Development Finance Corporation (“DFC”) • Includes a 15 - year offtake agreement that Serra Verde has entered into with a special purpose vehicle capitalized by various USG agencies, as well as private capital sources (the “SPV”) with price floors for Neodymium (“Nd”), Praseodymium (“Pr”), Dysprosium (“Dy”) and Terbium (“Tb”) • Also includes a $565mm financing arrangement Serra Verde has with the DFC Broadens Relationship with the U.S. Government Including Offtake and Price Floors • Transaction strengthens Board of Directors with two renowned mining industry leaders: o Thras Moraitis (current CEO of Serra Verde, former leadership roles at X2 Resources and Xstrata) will also join USAR as President o Mick Davis (current Chair of Serra Verde, former CEO of Xstrata plc and CFO of BHP Billiton) • Ricardo Grossi will become President of USAR Brazil and remain COO of Serra Verde's operations Further Strengthens USAR’s Leadership Team • Clear regulatory path to closing in Brazil and U.S., with no requirements beyond standard U.S. Hart - Scott - Rodino approval • Unanimously approved by both USAR’s and Serra Verde’s Boards • Closing only subject to USAR shareholder approval and other customary closing conditions • Closing is expected in Q3 2026 Provides Clear Path to Closing Source: Company website, Serra Verde, SRK, and Adamas Notes: 1. Based on average TREO production, after Lanthanum removal, of ~4,400 metric tons per year and illustrative average TREO basket price of ~$190/kg (based on Argus projections as of December 2025) during Phase 1. 2. Includes $1,577mm in commitments from the DOC under non - binding letter of intent ("LOI") announced in January 2026.

SERRA VERDE: THE FIRST AND ONLY SCALED NON-ASIAN PRODUCER OF THE FOUR MAGNETIC RARE EARTHS

USA | Rare Earth

- **Highly Strategic:** Provides Western Markets with Much-Needed **Magnetic Heavy Rare Earths (HREEs) and Yttrium**
- **Established Operation**: All Required Licenses in Place, Production Commenced, and Ramp-up Underway
- **20+ Year Mine Life** with **Significant Additional Growth Potential** (Phase 2)
- **Strong Sustainability Credentials:** Low Impact Operations, **Access to Renewable Electricity** and Use of Biofuels , >3 years without Lost Time Injury ("LTI")
- **>US$1.1bn[1] Capital Investment** over a Period of 16 Years, Including Recent DFC Financing
- Operations Have Been Developed and Overseen by **Leading Mining Investment Groups** Denham Capital, Vision Blue Resources, and Energy & Mineral Group

Serra Verde is Expected to Control >50% of the Total Non-China Critical HREE Supply by End of 2027

2027E, in metric tons of REOs

% Implied oxide production from SV MREC over non-China oxide supply



66 162.500 Dy Dysprosium
281
58%
164
Total Non-China Oxide Supply²
SERRAVERDE group
Estimated Oxide Supply from Serra Verde Production³
65 158.925 Tb Terbium
74
39%
29
Total Non-China Oxide Supply²
SERRAVERDE group
Estimated Oxide Supply from Serra Verde Production³
39 88.9058 Y Yttrium
1,674
92%
1,534
Total Non-China Oxide Supply²
SERRAVERDE group
Estimated Oxide Supply from Serra Verde Production³

Unique Asset in a Tier 1 Jurisdiction



SERRAVERDE group
Hydroelectric Power Plant I (~25km)
Hydroelectric Power Plant II (~40km)
Salvador Port (1,063km)
Santos Port (1,444km)

Key Metrics	
Deposit Type	• Ionic Clay
Mining Method	• Open Pit Strip Mining
Avg. LOM Production[4] (TREO)	• ~6,400 tpa
Avg LOM Rare Earth Oxides (REOs) Basket Composition[5] (% of value)	• NdPr – 22% • Dy – 19% • Tb – 13% • Y – 42%

Source: USAR website, Serra Verde, SRK, Benchmark Intelligence Mineral and Argus

Notes: 1. Comprises (i) historical equity contribution from Denham Capital, Vision Blue and EMG, (ii) Orion's royalties, senior debt and preferred shares, and (iii) first disbursement of DFC loan , excluding repayment of Orion's facilities. 2. Based on Benchmark Mineral Intelligence April 2026 report. 3. Assumes 95% recovery yield from MREC to separated oxides. 4. Average annual TREO production during LOM (from 2026 to 2047). 5. Basket composition represents LOM average mineral ore produced weighted by ex-China spot prices. Does not take into account price upside sharing mechanism with the SPV pursuant to the Serra Verde offtake above floor prices.

© 2026 USA Rare Earth. All rights reserved.

5

SERRA VERDE'S UNIQUE OFFTAKE WITH SPV INCLUDES PRICE FLOORS FOR ALL FOUR MAGNETIC RARE EARTH ELEMENTS

USA | Rare Earth

Highly Attractive Offtake Terms Provide Financial Visibility

- 15-year USD-denominated offtake agreement covers 100% of Serra Verde's Phase 1 production
- Agreement includes price floors for Nd, Pr, Dy, and Tb
- Shared upside: 70% of excess of non-China index over floor prices (less separation costs)
- Offtake flexibility for multiple product forms: MREC and higher-value forms
- Ability to monetize non-offtake elements, including Yttrium

Serra Verde shares in 70% of the upside of any realized price above the floors

SPV Floor Prices	Current China Spot Prices[1]	Current Non-China Spot Prices[2]
$110/kg Nd	~$125/kg Nd	~$140/kg Nd
$110/kg Pr	~$125/kg Pr	~$140/kg Pr
$575/kg Dy	~$200/kg Dy	~$1,100/kg Dy
$2,050/kg Tb	~$900/kg Tb	~$4,000/kg Tb

Magnetic REEs and Yttrium Drive Serra Verde's Basket Value



100%
23%
34%
11%
32%
Revenue from Magnetic REOs (Nd, Pr, Dy, Tb)
100%
7%
42%
50%
Revenue from All REOs
Nd
Pr
Dy
Tb
Magnetic REOs
Y
Other

Note: Basket values calculated using USAR price forecasts weighted by Serra Verde REE production composition

1. China prices per Bloomberg (Nd and Pr assumed to both equal PECNAYUP Index, Dy per DMCNCFZS Index, and Tb per TBCNQALC Index)
2. Non-China prices per Argus

© 2026 USA Rare Earth. All rights reserved.

6

CREATES THE LEADING GLOBAL PLATFORM SPANNING THE RARE EARTH VALUE CHAIN…

USA | Rare Earth

+

SERRAVERDE group

- ✓ Fully Integrated **mine-to-magnet platform** with operations across **three continents**
- ✓ Provides **increased upstream optionality** and **embedded growth options** through access to critical HREEs at scale
- ✓ Combines **scarce non-China industry materials intelligence and process technology**
- ✓ Benefits from strong **financial and geopolitical support from the U.S. Government and Allies** to execute growth plans
- ✓ Price floors for Nd, Pr, Dy and Tb
- ✓ Provides opportunity for **significant operational and financial synergies**
- ✓ Delivers **robust balance sheet** and **accelerates positive EBITDA to 2027E**

$3.2bn
PF Available Liquidity[1]

$1.8bn
Committed Debt / Equity Capital[2]

$550mm - $650mm
Annualized Run-Rate EBITDA (selling REOs) by Serra Verde by end of 2027E[3]

1. Reflects USAR's cash position as of Mar 31st, 2026 ($1,750mm); cash consideration paid in connection with the transaction with Serra Verde ($300mm); Commitments from DOC under non-binding LOI ($1,577mm); and transactions expenses (~$115mm). For Serra Verde, reflects Undrawn Debt Commitments from DFC ($140mm); DFC Convertible Loan ($100mm) and SV Cash Position as of Mar 31st, 2026 ($96mm). 2. Reflects Commitments from DOC under non-binding LOI ($1,577mm); Undrawn Debt Commitments from DFC ($140mm) and DFC Convertible Debt ($100mm). 3. Based on average annual TREO production for Phase 1, after Lanthanum removal, of ~4,400 metric tpa and illustrative average TREO basket price of ~$190/kg

© 2026 USA Rare Earth. All rights reserved.

7

...UNDERPINNED BY WORLD-CLASS ASSETS WITH GLOBAL REACH SPANNING 3 CONTINENTS

USA | Rare Earth

U.S. Metal and Magnet Making (Stillwater, OK)	
Stage	Commissioning
Type	Metal & Magnet Making
Products	Rare Earth Metals & Alloys, Permanent Magnets
Production Capacity	Magnet Operating: 600 tpa Magnet Expansion: 9,400 tpa Metal: 10,000 tpa

Wheat Ridge, CO	
Stage	Demo Facility
Type	Processing & Separation R&D

Round Top - Sierra Blanca, TX	
Stage	Expected COD in late 2028
Type	Mining, Processing & Separation
Products	Rare Earth Oxides
Avg. LOM TREO Production	4,300 tpa



Supporting the Western REE supply chain

LCM - Cheshire, U.K.	
Stage	Operating
Type	Metal Making & Strip Casting
Product	Rare Earth Metals & Alloys
Production Capacity	Up to 7,500 tpa

LCM - Lacq, France	
Stage	COD in 2026
Type	Metal Making, Strip Casting
Product	Rare Earth Metals & Alloys
Production Capacity	10,000 tpa

Carester[1] - Lacq, France	
Stage	In Construction
Type	Processing & Separation R&D

Serra Verde – Minaçu, Goiás, Brazil	
Stage	Operating
Type	Mining
Product	MREC
TREO Production	Phase 1: ~6,400 tpa Phase 2: Approx. 6,400 tpa targeted

Upstream | Midstream | Downstream

1. USAR announced execution of an investment term sheet regarding acquisition of 12.5% equity stake in Carester, along with critical access to Carester's facility for the processing of USAR's MREC, as well as oxide feedstock for LCM and the rights to Carester's IP, technology and know-how in the U.S.

© 2026 USA Rare Earth. All rights reserved.

8

COMBINED COMPANY WILL BE THE ONLY FULLY INTEGRATED MINE-TO-MAGNET OFFERING OUTSIDE CHINA…

More Integrated ← *Less Integrated*

Company *Market Capitalization* *TEV / (2030E) EBITDA Multiple*[2]	USA Rare Earth + SERRAVERDE group ~$7.6bn[1] ~3.6x	**MP Materials** *$14.3bn* *12.8x*	**Energy Fuels** *$6.1bn* *13.9x*	**Lynas** *$15.0bn* *10.6x*	(China flag)
Significant Amounts of Dy and Tb Mined	Commercial Operations ✓	No Capability	No Capability	Construction / Ramping	Commercial Operations
Significant Amounts of Nd and Pr Mined	Commercial Operations ✓	Commercial Operations ✓	No Capability	Commercial Operations ✓	Commercial Operations
Light Rare Earth Processing and Separation	Construction / Ramping	Commercial Operations	Construction / Ramping → Commercial Operations	Commercial Operations	Commercial Operations
Heavy Rare Earth Processing and Separation	Construction / Ramping	Construction / Ramping	Under Development / Pilot Scale	Commercial Operations	Commercial Operations
Heavy Rare Earth Metals	Commercial Operations	Under Development / Pilot Scale	Commercial Operations	No Capability	Commercial Operations
Light Rare Earth Metals	Commercial Operations	Under Development / Pilot Scale	Commercial Operations	No Capability	Commercial Operations
Samarium Metals	Commercial Operations	Under Development / Pilot Scale	No Capability	No Capability	Commercial Operations
Strip Casting	Commercial Operations	No Capability	Commercial Operations	No Capability	Commercial Operations
Magnets – Blocks	Construction / Ramping → Commercial Operations	Construction / Ramping → Commercial Operations	No Capability	No Capability	Commercial Operations
Magnets – Finished	Construction / Ramping → Commercial Operations	Construction / Ramping → Commercial Operations	No Capability	No Capability	Commercial Operations

Commercial Operations | Construction / Ramping | Under Development / Pilot Scale | No Capability | ✓ Price Floors

Note: Market Capitalizations are shown on a fully diluted basis as of 04/17/2026 per S&P Capital IQ.
1. USA Rare Earth market capitalization shown on a fully diluted basis adjusted for 126.849mm shares issued in connection with acquisition of Serra Verde.
2. CapIQ, Wall Street Research; market data and consensus estimates as of 04/17/2026; Assumes ~$1.8bn pro forma EBITDA for USA Rare Earh.

© 2026 USA Rare Earth. All rights reserved.

9

…WITH A COMPELLING GROWTH PIPELINE BENEFITTING FROM ENHANCED EXPERTISE OF COMBINED TEAMS

USA Rare Earth

	Operating	Commissioning	Brownfield Expansions	Projects	Total
Mining	Serra Verde Phase 1 *~6,400 tpa*		Serra Verde Phase 2 *+ 6,400 tpa*	Round Top *+ 4,300 tpa*	Serra Verde Phase 2 + Round Top *Up to 17,100 tpa*
Separation		U.S. Demo Separation Facility	Carester Caremag Facility[1] *+ 5,000 tpa*	Round Top Separation Facility *+ 8,000 tpa*	USAR Separation Capabilities *+ 13,000 tpa*
Metal Making & Strip Casting	U.K. Metal Making & Strip Casting *~1,500 tpa*		U.K. + France Metal Making & Strip Casting *+ 16,000 tpa*	U.S. Metal Making & Strip Casting *+ 10,000 tpa*	U.S. + U.K. + France Metal Making & Strip Casting *Up to 27,500 tpa*
Magnets	U.S. Magnet Making Operating *600 tpa*		U.S. Magnet Making Expansion *+ 9,400 tpa*		U.S. Magnet Making *10,000 tpa*

Legend: Mining; Separation; Metal Making & Strip Casting; Magnets

- ✓ Leverages combined technical resources to execute on growth pipeline
- ✓ Brings scale and global talent to develop key milestones in parallel
- ✓ USAR's separation expertise accelerates Serra Verde's path to sell higher-value REOs
- ✓ Serra Verde expertise helps to de-risk Round Top and other future upstream assets

1. Round Top separation facility expected to have separation capacity of 8,000 tpa; Carester Caremag facility, scheduled for commissioning in late 2026, expected to have separation capacity of 5,000 tpa (does not include 2,000 tpa of expected magnet recycling processing capacity)

© 2026 USA Rare Earth. All rights reserved.

10

11 © 2026 USA Rare Earth. All rights reserved. THE OPERATIONAL OPPORTUNITIES / SYNERGIES ARE SIGNIFICANT Serra Verde MREC is Well - Suited for USAR’s and Carester’s Separation Facilities Provides USAR with Near - Term HREE and LREE Supply… …And the Potential for On - Spec Feed for USAR Magnets Feedstock for Magnets Ingots from LCM High - grade HREE Mixed Rare Earth Carbonate MREC with Unique Basket of Light and Heavy REEs, Optimized by Removing Radionuclides Serra Verde Provides Potential Feedstock and Helps Hedge Against HREE Shortages and Price Increases Reduces Uncertainty of Rare Earth Metal Supply for Magnet - Making

THE TRANSACTION ACCELERATES AND ENHANCES USAR'S FINANCIAL PROFILE

USA Rare Earth

In US$ millions, unless otherwise noted

Serra Verde Brings Significant EBITDA to USAR by the end of 2027E...

Form of Product Delivered by Serra Verde

	MREC	Oxides
Nd	✓	✓
Pr	✓	✓
Dy	✓	✓
Tb	✓	✓
Y	✗	✓
Other	✗	✓

Delivery of MREC results in payment for magnet REEs with adjustment for separating into REOs

Delivery of oxides results in payment for magnet REO and enables monetization of other REOs, a well as potential to achieve lower separation costs than applied when delivering MREC



$550 - $650
$300 - $400

Annualized Run-Rate EBITDA by End of 2027E

SERRAVERDE group

...And Contributes to a Superior USAR in 2030E and Beyond

Expected to be accompanied by FCF conversion of ~80%[1]



~$1,850
~$650
~$1,200

Annualized Run-Rate EBITDA by End of 2030E

USA Rare Earth + SERRAVERDE group

Note: Based on average TREO production, after Lanthanum removal, of ~4,400 metric tons per year and illustrative average TREO basket price of ~$190/kg (based on Argus projections as of December 2025) during Phase 1
1. Free Cash Flow ("FCF") defined as EBITDA minus capital expenditures, taxes, and changes in working capital; FCF conversion defined as FCF / EBITDA

© 2026 USA Rare Earth. All rights reserved.

12

13 © 2026 USA Rare Earth. All rights reserved. OUR VISION WILL BE DRIVEN BY AN EXCEPTIONAL LEADERSHIP TEAM… Serra Verde delivers a world - class team of industry leaders, including Sir Mick Davis and Thras Moraitis who together built Xstrata from a $500mm business in 2001 to a $65bn global mining major at the time of its sale to Glencore in 2012 MICHAEL BLITZER Chairman of the Board USA Rare Earth SIR MICK DAVIS Founder and Managing Partner Vision Blue (Former CEO of Xstrata plc; CFO of BHP Billiton) Will join the Board of Directors BARBARA HUMPTON Chief Executive Officer USA Rare Earth ROB STEELE Chief Financial Officer USA Rare Earth THRAS MORAITIS Chief Executive Officer Serra Verde Group RICARDO GROSSI Chief Operating Officer Serra Verde Group Highly experienced global mining executive with +40 years in the mining industry; Previous leadership roles at X2 Resources and Xstrata plc More than 20 years experience in the mining industry, with previous leadership roles at CSN and Anglo - American Brazil Will remain in leadership at USAR and join the Board of Directors Will continue to lead the on - ground operations at Serra Verde

14 © 2026 USA Rare Earth. All rights reserved. …TAKING BOLD AND DECISIVE ACTION TO SOLVE THE CRITICAL SHORTAGE OF RARE EARTHS OUTSIDE CHINA Continued Focus on Delivering Shareholder Value Critical Actions Taken to Become the Global Rare Earth Platform of Choice • Advance operational objectives in key elements of portfolio • Optimally deploy capital to accelerate organic growth • Pursue opportunistic M&A to further strengthen value chain • Enter strategic partnerships and commercial relationships • Deliver solutions for Western rare earth requirements Mar. 2025 Nov. 2025 Jan. 2026 Jan. 2026 Mar. 2026 Apr. 2026 Apr. 2026 Went public via de - SPAC and announced $75mm PIPE to fund first magnet facility Sep. 2025 Announced acquisition of LCM and concurrent $125mm PIPE Announced preliminary inclusion in the Russell 2000 index Announced partnership with French Government to develop LCM Europe Announced $1.6bn funding package from DOC 1 and concurrent $1.5bn PIPE Announced agreement for acquisition of Texas Mineral Resource Corp. Announced acquisition of Serra Verde Announced agreement for 12.5% equity investment in Carester 1. Includes $1,577mm in commitments from the DOC under non - binding LOI announced in January 2026.

© 2026 USA Rare Earth. All rights reserved. APPENDIX

© 2026 USA Rare Earth. All rights reserved. 16 OVERVIEW OF SERRA VERDE MINE AND PROCESSING PLANT Maintenance Workshop Reagent Storage Thickener Control Room and Laboratory Administrative Buildings Water Tank MREC Filters Finished Product Storage Tailings Filters Located in the State of Goias (Brazil) , an established mining jurisdiction with excellent access to infrastructure Administrative Area Dry Stack Facility Waste Pile Screening Plant Warehouse Processing Plant Screening Plant R&D Plant 16 © 2026 USA Rare Earth. All rights reserved.

BRAZIL IS A HIGHLY ATTRACTIVE AND MATURE MINING-FRIENDLY COUNTRY WITH MANY INTERNATIONAL WORLD-CLASS OPERATORS

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Brazil is an Established Mining Jurisdiction…

- ✓ **Mining sector contributes ~4% to Brazilian GDP** and ~23% of national exports
- ✓ **Mining-friendly jurisdiction at both state and national level**, supported by developed regulation, excellent infrastructure, skilled workforce and suppliers
- ✓ **Ranked as the #1 LatAm / Caribbean country** on Investment Attractiveness and Policy Perception on the Fraser Institute's 2025 Survey of Mining Companies
- ✓ **The Brazilian government has numerous programs** to promote the development of critical material production
- ✓ **Brazil is well positioned to capitalize on the growth in non-China rare earths**, with the largest rare earths reserves non-China and a particularly favorable concentration of HREEs within these deposits

…With Many of the World's Major Mining Companies Operating in the Country

	Alcoa	Anglo American	AngloGoldAshanti	BHP	Glencore	Kinross	RioTinto	South32	Vale
Market Cap. (US$bn):	*$17*	*$54*	*$55*	*$204*	*$87*	*$42*	*$173*	*$15*	*$77*

Source: EPE – Critical and Strategic Minerals for the Energy Transition as of March 2025, Press Release, CapIQ as of 04/17/2026

© 2026 USA Rare Earth. All rights reserved.

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